Calculation of Filing Fee Tables
S-8
Elemental Royalty Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, no par value	Other	4,992,101	$ 14.68	$ 73,284,042.68	0.0001381	$ 10,120.53
2	Equity	Common Shares, no par value	Other	1,489,753	$ 11.84	$ 17,638,675.52	0.0001381	$ 2,435.90
Total Offering Amounts:						$ 90,922,718.20		$ 12,556.43
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 12,556.43
Offering Note
[1]	Note 1.a. Represents common shares, no par value (the "Common Shares"), of Elemental Royalty Corporation (the "Registrant") (i) issuable upon the settlement of 196,640 Restricted Stock Units granted by the Registrant and governed by the terms of the 2020 Incentive Compensation Plan of the Registrant (the "ICP"), and (ii) issuable pursuant to the grant of future equity awards of the Registrant governed by the terms of the ICP, both as registered herein. Note 1.b. Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices of the Common Shares reported on the Nasdaq Stock Market on December 4, 2025. Note 1.c. Pursuant to Rule 416 promulgated under the Securities Act, this registration statement also covers an indeterminate number of additional Common Shares of the Registrant that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.

[2]	Note 2.a. Represents Common Shares of the Registrant issuable upon the exercise of the Registrant's outstanding stock options. Includes options granted pursuant to the ICP as of the date of this registration statement, registered herein. Also includes replacement options of the Registrant governed by the terms of the Altus Strategies plc 2019 Share Options Scheme ("Altus Option Plan"), registered herein. Note 2.b. Estimated solely for the purpose of calculating the registration fee pursuant to 457(h) under the Securities Act and based upon the weighted average exercise price of the outstanding options under the ICP and the Altus Option Plan. Note 2.c. Pursuant to Rule 416 promulgated under the Securities Act, this registration statement also covers an indeterminate number of additional Common Shares of the Registrant that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A